As filed with the Securities and Exchange Commission on February 13, 2026

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

__________________________

MAG MAGNA CORP.

(Exact name of registrant as specified in its charter)

__________________________

Wyoming	98-1626237
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4005 West Reno Avenue, Suite F

Las Vegas, Nevada 89118

(Address of Principal Executive Offices, Including Zip Code)

2026 Stock Incentive Plan

(Full Title of the Plan)

Jamal Khurshid

Chief Executive Officer

Mag Magna Corp.

4005 West Reno Avenue, Suite F

Las Vegas, Nevada 89118

(702) 595-2247

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copies of communications to:

Eric Newlan, Esq.

Newlan Law Firm, PLLC

2201 Long Prairie Road

Suite 107-762

Flower Mound, Texas 75022

940-367-6154

__________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company (as defined in Rule 12b-2 of the Exchange Act):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Information.*

PART II

Item 3. Incorporation of Documents by Reference.

The following documents file by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

1.	The Annual Report on Form 10-K of the Company for the fiscal year ended April 30, 2025.

2.	The Quarterly Report on Form 10-Q of the Company for the six months ended October 31, 2025.

3.	The Quarterly Report on Form 10-Q of the Company for the three months ended July 31, 2025.

4.	The Current Report on Form 8-K of the Company filed December 29, 2025, disclosing a change in auditor.

5.	The Current Report on Form 8-K of the Company filed January 27, 2026, disclosing a change in control of the Company.

6.	The Current Report on Form 8-K of the Company filed January 27, 2026, disclosing the entry into a material definitive agreement, a change in plan of business, changes in the board of directors and executive officers, the filing of Amended and Restated Articles of Incorporation, the adoption of Amended and Restated Bylaws, an action taken by the majority shareholder of the Company.

7.	The description of the Company’s common stock, par value $.001 per share (the “Common Stock”), which is contained in the Company’s Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934 (the “Exchange Act”) on February 6, 2026.

All documents subsequently filed by the Company pursuant to Sections13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

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Item 6. Indemnification of Directors and Officers.

The Company’s Amended and Restated Bylaws provide that the Company shall indemnify its directors and officers from and against any liability arising out of their service as a director or officer of the Company or any subsidiary or affiliate of which they serve as an officer or director at the Company’s request to the fullest extent not prohibited by the Wyoming Statutes. The effect of this provision of the Company’s Amended and Restated Bylaws is to eliminate its right and its stockholders (through stockholders’ derivative suits on behalf of the Company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. The Company believes that the indemnification provisions in its Amended and Restated Bylaws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SEC POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit	Description
4.1*	2026 Stock Incentive Plan
5.1*	Opinion of Newlan Law Firm, PLLC re: Legality
23.1*	Consent of Mac Accounting Group & CPAs, LLP, Independent Registered Public Accounting Firm
23.2	Consent of Newlan Law Firm, PLLC (included in Exhibit 5.1)
107*	Filing Fees

_____________________

* Filed herewith.

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Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on February 13, 2026.

MAG MAGNA CORP.

By:	/s/ Jamal Khurshid
Jamal Khurshid Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Capacity	Date

/s/ Jamal Khurshid	Chief Executive Officer [Principal Executive Officer],	February 13, 2026
Jamal Khurshid	President, Secretary and Director

/s/ Michael D. Noonan	Chief Financial Officer, Treasurer	February 13, 2026
Michael D. Noonan	[Principal Accounting and Financial Officer] and Director

/s/ Harpreet Sangha	Director (Chairman of the Board)	February 13, 2026
Harpreet Sangha

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